UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 10, 2014

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5600 Blazer Parkway, Suite 200, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On March 10, 2014, certain senior executives of Navidea Biopharmaceuticals, Inc. (the “Company”) effected transactions under Rule 144 which resulted in the acquisition by Platinum Partners Value Arbitrage Fund LP of common stock of the Company held by such senior executives. The express intent of these transactions is to generate funds required for the senior executives to cover tax obligations arising from expiring options or the vesting of shares of restricted stock. In connection with such transactions, four senior executives (Mark Pykett, Chief Executive Officer; Brent Larson, Executive Vice President and Chief Financial Officer; Fred Cope, Senior Vice President and Chief Scientific Officer; and Rodger Brown, Vice President, Global Quality Systems and Compliance Policy) sold an aggregate of 200,000 shares of common stock at a per share price of $1.96. The transactions effected by Drs. Pykett and Cope and Mr. Larson were statutorily required to be matched under Section 16(b) of the Securities Exchange Act with their respective purchases of: (i) 10,900 shares of common stock at $1.35 per share; (ii) 3,500 shares of common stock at $1.43 per share; and (iii) 5,000 shares of common stock at $1.39 per share, on November 8, 2013. As a result, Drs. Pykett and Cope and Mr. Larson will pay the Company $6,649, $1,855, and $2,850, respectively, representing the full amount of the profit realized in connection with these short-swing transactions. Each of the officers has advised the Company that he has no current plans to sell any additional shares of stock.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: March 11, 2014	By:	/s/ Brent L. Larson
Brent L. Larson, Executive Vice President and Chief Financial Officer